EXHIBIT 10.13

ADDITIONAL MANAGEMENT SERVICES AGREEMENT

THIS ADDITIONAL MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is entered into as of November 19, 2009, by and among Springboard Group S.à. r.l. (the “Company”), Andreessen Horowitz Fund I, L.P., as nominee (“AH”), CPP Investment Board Private Holdings Inc. (“CPPIB”), and Silver Lake Management Company III, L.L.C. (“Silver Lake” and Silver Lake, collectively with AH and CPPIB, the “Managers”). Certain capitalized terms used herein are specifically defined in Section 9 of this Agreement.

WHEREAS, it is contemplated that the Company and/or its affiliates will acquire (the “Acquisition”) Skype Luxembourg Holdings S.à. r.l., Skype Inc., and Sonorit Holding, AS (collectively, “Skype”) pursuant to an Agreement for the Sale and Purchase of the Entire Share Capital of Skype Luxembourg Holdings S.à. r.l., Skype Inc., and Sonorit Holding, AS, dated September 1, 2009, as amended and restated on September 14, 2009, and as amended further on October 19, 2009 and October 21, 2009 (as amended from time to time, the “Purchase Agreement”);

WHEREAS, Indemnitees (as hereinafter defined) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Managers (or their respective affiliates other than the Springboard Companies), which the Springboard Companies and the Managers intend to be secondary to the primary obligation of the Springboard Companies to indemnify Indemnitees as provided herein, with the Springboard Companies’ acknowledgement of and agreement to the foregoing being a material condition to Indemnitees’ willingness to provide services to the Springboard Companies;

WHEREAS, to enable the Company and Skype to engage in the Acquisition and related transactions, the Managers have provided and will continue to provide financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations;

WHEREAS, simultaneously with the execution of this Agreement, the Managers and certain other parties are entering into a Master Management Services Agreement with the Company, providing for certain additional reimbursement and indemnification and other matters set forth therein and the provision of services to the Springboard Companies specified therein;

WHEREAS, simultaneously with the execution of this Agreement, eBay International AG (“eBay”) is entering into an eBay Management Services Agreement with the Company, providing for certain additional reimbursement and indemnification and other matters set forth therein; and

WHEREAS, the Managers are willing to provide the services described above on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Springboard Companies and the Managers acknowledge and agree that the Managers, by and through itself and/or its successors, assigns, affiliates, officers, employees and/or representatives and third parties as the Managers in their sole discretion may designate from time to time (collectively hereinafter referred to as the “Manager Designees”), have provided, and will continue to provide, the Springboard Companies certain management, advisory and consulting services in relation to the Acquisition and related transactions, including, without limitation, financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations; and the affairs of the Springboard Companies. In providing services to the Springboard Companies, the Managers and Manager Designees have acted, and will continue to act, as independent contractors and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) At Completion, the Springboard Companies shall, jointly and severally, pay AH, CPPIB and Silver Lake (or their affiliate designees) an aggregate transaction fee of $60,000,000 (the “Transaction Fee”), which will be divided among AH, CPPIB and Silver Lake as separately agreed among them.

(b) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to such respective account(s) as the respective Managers may specify to the Springboard Companies in writing prior to such payment.

(c) The fees payable pursuant to this Section 2 may be allocated by the Managers to their affiliates or other designees at the respective Managers’ discretion.

3. Deferral. Any fee or other amount that would have been paid to the Managers (or their designees) pursuant to Section 2 above or Section 5 below absent the restrictions, if any, in any financing or similar agreements (the “Financing Documents”) applicable to the Springboard Companies (the “Deferred Fees”) will remain payable and accrue until the next succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid, without interest, in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until December 31, 2021. Notwithstanding the foregoing sentence, this Agreement may be terminated at any time by the Managers upon notice to the Company, and this Agreement shall terminate (a) automatically upon an IPO unless otherwise determined by the Managers and (b) if decided by the board of directors of the Company in connection with any Change of Control. The termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Springboard Companies will pay the Managers (or their respective designees), as applicable, any unpaid portion of the Transaction Fee (pursuant to Section 2(a) above), Deferred Fees (pursuant to Section 3 above) and expenses and indemnification claims (pursuant to Section 5(a) below) due with respect to, or made during, the periods prior to the date of termination. This Section 4 and Section 2(e), Section 5, Section 6, Section 7, Section 8, Section 9 and Section 10 will survive termination of this Agreement.

5. Expenses; Contribution; Indemnification.

(a) Expenses. The Springboard Companies, jointly and severally, will (i) at Completion, reimburse AH, CPPIB and Silver Lake (or their respective designees) for their and their respective affiliates’ reasonable and documented out-of-pocket costs and expenses in connection with the transactions contemplated by and related to the Purchase Agreement or arising from any litigation or dispute to which any of them is a party in their various capacities as a Manager or Manager Designee, shareholder, director, advisor or prospective shareholder, director or advisor of any of the Springboard Companies or an affiliate of any of the foregoing (including, to the extent not otherwise reimbursed, their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with such transactions and litigation or disputes prior to the signing of the Purchase Agreement); (ii) at Completion, pay the reasonable and documented fees and expenses of the joint advisors of AH, CPPIB and Silver Lake and their respective affiliates in connection with such transactions or litigation or dispute, and the reasonable and documented fees and expenses of the separate advisors of AH, CPPIB and Silver Lake in connection with such transactions or litigation or dispute; and (iii) from and after Completion, pay to the Managers (or their respective designees) on demand all Reimbursable Expenses, provided that the aggregate amount of all such reimbursements under clauses (i) and (ii) and all such reimbursements under clause (iii) in respect of Reimbursable Expenses incurred and invoiced prior to the date of this Agreement in order to consummate the Acquisition shall not exceed $45,000,000 (the “Cap”); provided that: (x) the Cap shall not apply to any reasonable and documented out-of-pocket amounts, costs or expenses paid, payable or incurred in connection with the Settlement Agreement (as defined herein) (the “Settlement Expenses”), provided that the Settlement Expenses shall not exceed $10,000,000; and (y) the Cap shall be increased to take into account any additional financing and related fees incurred by the Springboard Companies, AH, CPPIB and Silver Lake in the event that the Springboard Companies raise more than $630,000,000 in debt financing (including any revolving credit facility) immediately following Completion, provided that such increase shall not exceed 3% of the amount by which such debt financing exceeds $630,000,000. As used herein, “Reimbursable Expenses” means (A) all out-of-pocket expenses incurred prior to completion of the Acquisition (“Completion”) relating to the services provided by the Managers, their respective affiliates, or the Manager Designees to the Springboard Companies or any of their affiliates (other than to portfolio companies of a Manager or such Manager’s affiliated investment vehicles) from time to time (including, without limitation, all air travel and other travel related expenses); and (B) all out-of-pocket attorneys’ fees and other legal expenses (including but not limited to expenses for experts, court filings, electronic discovery procedures and other third party advisors or service providers) incurred by the Managers, their respective affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions with respect to matters contemplated hereby, incurred prior to the date of this Agreement.

(b) Indemnity and Liability; Reimbursement. The Springboard Companies, jointly and severally, will indemnify, exonerate and hold each of the Managers, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Springboard Companies’ obligations hereunder, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ and accountants’ fees and expenses) (collectively, the “Liabilities”) incurred by the Indemnitees or any of them before the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, any transaction to which any of the Springboard Companies is a party or any other circumstances with respect to any of the Springboard Companies prior to Completion (including but not limited to service as a Manager-designated member of the board of directors or analogous governing body of any of the Springboard Companies, but excluding any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of this Agreement, the Shareholders Agreement or the Settlement Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related persons), (ii) operations of, or services provided by the Managers or the Manager Designees to, the Springboard Companies, or any of their respective affiliates (other than to other portfolio companies of a Manager or such Manager’s affiliated investment vehicles) prior to Completion (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of any of the Springboard Companies or any of their accountants or other representatives, agents or affiliates), (iii) the Indemnitee’s purchase and/or ownership or prospective purchase and/or ownership of any equity securities of the Springboard Companies arising prior to Completion, or (iv) any litigation to which any Indemnitee is made a party in its capacity as a stockholder or owner, or prospective stockholder or owner, of interests in the Springboard Companies (or party related thereto) or a partner, shareholder, member, affiliate, associated investment fund, director, officer, fiduciary, manager, controlling person, employee or agent of any of the foregoing arising prior to Completion; provided that clauses (iii) and (iv) shall not apply in respect of matters arising under the Settlement Agreement; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Springboard Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Springboard Companies, then such payments will be promptly repaid by such Indemnitee to the Springboard Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to the Springboard Companies for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct; provided that this sentence shall not apply to obligations under the Settlement Agreement. If all Indemnitees are similarly situated with respect to their interests in a matter that may be an Indemnified Liability and that is not based on a Third-Party Claim, the Indemnitees may enforce their rights pursuant to this Section 5(b) only with the consent of holders of 50% of the Shares (as defined in the Shareholders Agreement) held by the Indemnitees. A “Third-Party Claim” means any (i) claim brought by a person other than the Springboard Companies or any Indemnitee and (ii) any derivative claim brought in the name of the Springboard Companies that is initiated by a person other than an Indemnitee. The Springboard Companies hereby agree that they are the indemnitors of first resort (i.e., their obligations to any Indemnitee under this Agreement are primary and any obligation of any Manager (or any affiliate thereof other than the Springboard Companies) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitee are secondary), and if any Manager (or any affiliate thereof other than the Springboard Companies) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any Indemnitee, then (i) such Manager (or such affiliate, as the case may be) shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) the Springboard Companies shall reimburse such Manager (or such other affiliate) for the payments actually made. Each of the Springboard Companies hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each affiliate of any of the Springboard Companies not to exercise), any claims or rights that any of the Springboard Companies may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of one of the Springboard Companies’ obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right. None of the Indemnitees will be liable to the Springboard Companies or any of their affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct. The foregoing indemnification set forth in this Section 5(b) shall not be available to any Liability that would otherwise be an Indemnified Liability hereunder if it is incurred as a result of, arises out of, or in any way relates to: (1) any dispute where any Manager or Manager Designee or any of their respective affiliated or associated Indemnitees are adverse to the Springboard Companies (other than relating to a breach of this Agreement) or any other Manager, Manager Designee or any of their respective affiliated or associated Indemnitees (provided that impleader claims (but not including cross claims that are not for contribution) or claims for contribution shall not be considered being adverse); (2) any dispute which involves any of AH, CPP or Silver Lake other than in their various capacities as a Manager or Manager Designee, shareholder, director, advisor or prospective shareholder, director or advisor of any of the Springboard Companies; or (3) any dispute between any Manager or Manager Designee on the one hand, and any of its affiliates, shareholders or directors, on the other hand.

(c) Notwithstanding anything to the contrary set forth in Sections 5(a) or 5(b) above or elsewhere in this Agreement, the Managers agree that (i) any amount that could otherwise be claimed from either the Sellers (as defined in the Purchase Agreement) or the

Springboard Companies pursuant to the Purchase Agreement (including, without limitation, clause 9 thereof) or from Joltid or its affiliates under the Settlement Agreement shall be claimed thereunder and only in the event of a shortfall any claim may be made under this Agreement; and (ii) (x) all claims not satisfied in full in accordance with the preceding clause (i) shall next be made against the Springboard Companies in accordance with the indemnification provisions set forth above in Section 5(b) of this Agreement and (y) only to the extent not satisfied by the Springboard Companies in accordance therewith, shall any contribution be sought under the contribution provision in the Consortium Agreement among the Managers, dated as of September 1, 2009, as amended on November 5, 2009, and as further amended from time to time.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. No Manager or any Manager Designee makes any representations or warranties, express or implied, in respect of the services that have been or to be provided by the Managers or the Manager Designees hereunder. Without limiting any other obligations that it may have to the Springboard Companies or any of their respective affiliates, in no event will the Managers, the Manager Designees or Indemnitees be liable to the Springboard Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Managers, the Manager Designees or Indemnitees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Limitation of Liability. Except to the extent separately agreed with the Springboard Companies, in no event will a Manager, a Manager Designee or any of their respective Indemnitees be liable to the Springboard Companies or any of their affiliates for any punitive, indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, diminution in value, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services that have been or to be provided by a Manager or a Manager Designee hereunder.

7. Assignment. None of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties; provided, however, that (a) each Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates, in which event such Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns and each of such Indemnitees shall be third party beneficiaries entitled to enforce such provisions against the Springboard Companies.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by each of the Managers and the Company; provided that no amendment or waiver of any term, provision or condition of this Agreement that is adverse to the interests of the Other Managers under the Master Management Services Agreement or eBay under the eBay Management Services Agreement will be effective unless it is consented to in writing by, in the case of any amendment or waiver adverse to the interests of the Other Managers, each of the Other Managers and, in the case of any amendment or waiver adverse to the interests of eBay, eBay (and eBay and the Other Managers shall have third party beneficiary rights with respect to the foregoing provision under this Agreement); and, provided, further, that any Manager may waive or reduce any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived or reduced portion will revert to the Springboard Companies. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Ratification. Following Completion, the Springboard Companies other than the Company shall take all corporate and other action necessary to ratify and give effect to the terms of this Agreement.

10. Definitions. For purposes of this Agreement:

“Related Transaction Documents” shall mean the Seller Subordinated Note, the Tax Cooperation Agreement, the Transitional Services Agreement, the PayPal Agreement, the Office Transition Agreement, the Cross-License Agreement, the San Jose Lease, the Prague Sub-Lease, the Tokyo Lease Assignment and the Escrow Agreement (each as defined in the Purchase Agreement).

“Settlement Agreement” shall mean (A) the master settlement agreement, by and among Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Partners, L.P., Silver Lake Partners, II, L.P., Silver Lake Partners III, L.P., Silver Lake Partners Management Company, L.L.C., Silver Lake, Silver Lake Technology Investors III Cayman, L.P. and SLP Springboard Co-Invest, L.P., CPPIB and Canada Pension Plan Investment Board, Index Ventures Growth I (Jersey), L.P., Index Venture Management, S.A., Index Ventures Growth I Parallel Entrepreneur Fund (Jersey), L.P., Yucca Partners LP Jersey Branch, Andreessen Horowitz Fund I, L.P., Andreessen Horowitz Fund I-A, L.P., Andreessen Horowitz Fund I-B, L.P., the Company, Skype Luxembourg Holdings, S.à r.l., Skype, Inc., Sonorit Holding, AS, Skype Technologies, S.A., eBay Inc., Michaelangelo Volpi, Joltid Limited, Joost US Inc., Joost N.V., Niklas Zennström, Janus Friis, Mark Dyne, Europlay Capital Advisors, L.L.C. and EuroAcquisition 1 Limited, dated November 5, 2009 (the “Master Settlement Agreement”), as may be amended from time to time, and (B) any transactions, agreements, arrangements and other documents contemplated thereby other than (i) the Acquisition Agreements (as defined in the Master Settlement Agreement) and (ii) the transactions, agreements, arrangements and other documents contemplated by the Acquisition Agreements but excluding, for these purposes, any references therein to the Master Settlement Agreement.

“Shareholders Agreement” shall mean the Shareholders Agreement, dated as of the date hereof, by and among the Company, Andreessen Horowitz Fund I, L.P., CPP Investment Board Private Holdings Inc., eBay International AG, Joltid Limited, Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., SLP Springboard Co-Invest, L.P., and such other persons, if any, that from time to time become party thereto, as may be amended from time to time.

“Springboard Companies” shall initially mean the Company, Skype and their respective direct or indirect subsidiaries and shall also include any and all successors and direct or indirect wholly-owned subsidiaries of the Company, Skype or their respective successors (including, after Completion, Skype and its wholly-owned subsidiaries).

10. Incorporation by Reference. The provisions of Sections 13.1 (Notices), 13.3 (Entire Agreement), 13.5 (Descriptive Headings), 13.6 (Counterparts), 13.7 (Severability), 13.8 (No Recourse) and 14 (Governing Law) of the Shareholders Agreement are hereby incorporated by reference into this Agreement and shall apply hereto as if set forth in full herein, with any capitalized terms used in those sections defined for purposes of this Agreement as set forth in Section 12.2 (Definitions) of the Shareholders Agreement.

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IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

SPRINGBOARD GROUP S.À. R.L.

By:	/s/ JAMES A. DAVIDSON
	Name:	James A. Davidson
	Title:	A Manager

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ANDREESSEN HOROWITZ FUND I, L.P.
as nominee for
Andreessen Horowitz Fund I, L.P.
Andreessen Horowitz Fund I-A, L.P. and
Andreessen Horowitz Fund I-B, L.P.

By:	AH Equity Partners I, L.L.C.
Its general partner

By:	/s/ BEN HOROWITZ
	Name:	Ben Horowitz
	Title:	Managing Member

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CPP INVESTMENT BOARD PRIVATE HOLDINGS INC.

By:	/s/ ANDRÉ BOURBONNAIS
	Name:	André Bourbonnais
	Title:	Authorized Signatory

By:	/s/ MARK WISEMAN
	Name:	Mark Wiseman
	Title:	Authorized Signatory

[Additional Management Services Agreement Signature Pages]

SILVER LAKE MANAGEMENT COMPANY III, L.L.C.

By:	/s/ JAMES A. DAVIDSON
	Name:	James A. Davidson
	Title:	A Manager

[Additional Management Services Agreement Signature Pages]